UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

20/20 Biolabs, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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20/20 Biolabs, Inc.

15810 Gaither Road, Suite 235

Gaithersburg, MD 20877

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

On June 23, 2026, 20/20 Biolabs, Inc. (the “Company”) filed its definitive proxy statement (the “Proxy Statement”) for its annual meeting of stockholders held on August 18, 2026 (the “Annual Meeting”).

The Company is filing this supplement to the Proxy Statement (this “Supplement”) to correct an error in the description of the vote required for Proposal 3 (Charter Amendment). The Proxy Statement stated that the vote required for Proposal 3 was a majority of the outstanding shares of the Company’s common stock. However, in accordance with Section 242(d)(2) of the General Corporation Law of the State of Delaware (the “DGCL”), an amendment to increase or decrease the authorized number of shares of a class of capital stock may be made and effected, without obtaining the vote of stockholders otherwise required by Section 242(b) of the DGCL, if (i) the shares of such class are listed on a national securities exchange immediately before such amendment becomes effective and meet the listing requirements of such national securities exchange relating to the minimum number of holders immediately after such amendment becomes effective and (ii) at a meeting called in accordance with Section 242(b)(1) of the DGCL, a vote of the stockholders entitled to vote thereon, voting as a single class, is taken for and against the proposed amendment, and the votes cast for the amendment exceed the votes cast against the amendment. Accordingly, Proposal 3 will be approved if the votes cast for Proposal 3 exceed the votes cast against it.

As noted above, the Annual Meeting was held on August 18, 2026. Since the Company did not receive sufficient votes at that time, as stated in the Proxy Statement, the Annual Meeting was adjourned with respect to Proposal 3 until September 16, 2026 at 10:00 a.m. Eastern Time. Stockholders may continue to submit votes with respect to Proposal 3 until that time by following the instructions in the Proxy Statement.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically supplemented by the information contained herein, this Supplement does not modify any other information set forth in the Proxy Statement. To the extent the information set forth herein differs from or updates information contained in the Proxy Statement, the information set forth herein shall supersede or supplement the information in the Proxy Statement. The terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

Amendments to Proxy Statement

1. The following subsections of the section titled “Information About the Proxy Process and Voting” contained in the Proxy Statement are hereby amended and restated in their entirety to read as follows:

What vote is required to approve each item?

Approval of Proposal 1 requires a plurality vote, meaning that the six (6) nominees receiving the highest number of “FOR” votes will be elected. Because the outcome of this Proposal will be determined by a plurality vote, any shares not voted “FOR” a particular nominee by choosing to “WITHHOLD” authority to vote will have no effect on the outcome of the election.

Proposal 3 will be approved if the votes cast for Proposal 3 exceed the votes cast against it. Accordingly, abstentions will have no effect on the outcome of Proposal 3.

Approval of each of the other Proposals requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. An abstention is not an “affirmative vote”, but an abstaining stockholder is considered “entitled to vote” at the Annual Meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” each of these Proposals.

What are broker non-votes and what effect do they have on the Proposals?

If you hold your shares beneficially in street name and do not provide your broker, bank or nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a broker (i) has not received voting instructions from the beneficial owner with respect to a particular proposal and (ii) lacks discretionary voting power to vote those shares with respect to that particular proposal.

A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as Proposals 2 and 3, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as Proposals 1, 4 and 5.

Broker non-votes are counted for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. Delaware law provides that if broker non-votes occur in connection with the vote on a matter, the shares for which the broker non-votes occur are not deemed present and entitled to vote on such matter. Accordingly, broker non-votes, if any, will have no effect on any of the Proposals.

2. The following subsection of the section titled “Proposal 3 – Charter Amendment” contained in the Proxy Statement is hereby amended and restated in its entirety to read as follows:

Vote Required

In order for Proposal 3 to be approved, the votes cast “FOR” Proposal 3 must exceed the votes cast “AGAINST” Proposal 3. You may vote “FOR”, “AGAINST” or “ABSTAIN” on Proposal 3.